UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.   )

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

FiscalNote Holdings, Inc.

(Name of Registrant As Specified In Its Charter)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

FiscalNote Holdings, Inc.

1201 Pennsylvania Avenue, N.W., 6th Floor

Washington, D.C. 20004

(202) 793-5300

NOTICE OF ACTION BY WRITTEN CONSENT OF CERTAIN STOCKHOLDERS

FIRST MAILED TO STOCKHOLDERS ON OR ABOUT [     ], 2025

Dear Stockholder:

This Notice and accompanying Information Statement are being furnished to stockholders of FiscalNote Holdings, Inc., a Delaware corporation (the “Company”), of record on July 28, 2025 (the “Record Date”) to advise such stockholders that on July 28, 2025, certain stockholders of the Company (the “Consenting Stockholders”) collectively holding approximately 25.1% of the Company’s outstanding Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), and 100% of the Company’s Class B common stock, $0.0001 par value per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), or approximately 66.9% of the voting power of our outstanding Common Stock as of the Record Date, approved by written consent in lieu of a special meeting, in accordance with Section 228 of the Delaware General Corporation Law (“DGCL”) and Article XI of the Company’s Certificate of Incorporation (the “Charter”) resolutions authorizing the Board of Directors of the Company (the “Board”) to file, in its discretion, until October 10, 2025, amendments to our Charter to effect a reverse stock split of each class of the Company’s outstanding Common Stock within a range from 1-for-2 to 1-for-15, with the exact ratio of the reverse stock split (if any) to be determined by the Board (“Action No. 1”), as set forth in the form of amendment to our Charter (the “Reverse Split Charter Amendment”) attached to the accompanying Information Statement as Appendix A.

The accompanying Information Statement is first being mailed on or about [     ], 2025 to our stockholders of record as of the close of business on July 28, 2025. If you were a stockholder of record on such date, you will receive one or more copies of the accompanying Information Statement. Under the federal securities laws, although the Consenting Stockholders have already approved Action No. 1, Action No. 1 will not be effective until at least 20 calendar days after the accompanying Information Statement is sent or mailed to the stockholders of record of the Company as of the Record Date. Furthermore, notwithstanding the approval provided by the Consenting Stockholders, the Board retains sole discretion to implement or abandon the Reverse Split Charter Amendment described in Action No. 1 based on its determination of whether effecting a reverse stock split is advisable and in the best interests of the Company and its stockholders.

You are urged to read the accompanying Information Statement in its entirety for a description of Action No. 1 taken by the Consenting Stockholders.

WE ARE NOT ASKING YOU FOR A PROXY,

YOU ARE REQUESTED NOT TO SEND US A PROXY AND ACCORDINGLY NO PROXY CARD HAS BEEN ENCLOSED WITH THIS INFORMATION STATEMENT.

EXISTING STOCKHOLDERS WILL RETAIN THEIR EXISTING COMMON STOCK.

/s/ Todd Aman
Todd Aman
Senior Vice President, General Counsel and Secretary

[ ], 2025

FISCALNOTE HOLDINGS, INC.

1201 Pennsylvania Avenue, N.W., 6th Floor

Washington, D.C. 20004

(202) 793-5300

INFORMATION STATEMENT

PURSUANT TO SECTION 14(C) OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

WE ARE NOT ASKING YOU FOR A PROXY, YOU ARE REQUESTED NOT TO SEND US A PROXY AND ACCORDINGLY NO PROXY CARD HAS BEEN ENCLOSED WITH THIS INFORMATION STATEMENT. EXISTING STOCKHOLDERS WILL RETAIN THEIR EXISTING COMMON STOCK.

ABOUT THIS INFORMATION STATEMENT

This Information Statement is being furnished to the stockholders of FiscalNote Holdings, Inc., a Delaware corporation (the “Company”, “we”, “our” or “us”), as of July 28, 2025 (the “Record Date”).

We hereby advise such stockholders of record on the Record Date that on July 28, 2025, certain stockholders of the Company (collectively, the “Consenting Stockholders”), which, as of the Record Date, collectively held approximately 25.1% of the Company’s outstanding Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), and 100% of our Class B common stock, $0.0001 par value per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), or approximately 66.9% of the voting power of our outstanding Common Stock as of the Record Date, approved by written consent in lieu of a special meeting, in accordance with Section 228 of the Delaware General Corporation Law (“DGCL”) and Article XI of the Company’s Certificate of Incorporation (the “Charter”) resolutions authorizing the Board of Directors of the Company (the “Board”) to file, in its discretion, until October 10, 2025, amendments to our Charter to effect a reverse stock split of each class of the Company’s outstanding Common Stock within a range from 1-for-2 to 1-for-15, with the exact ratio of the reverse stock split (if any) to be determined by the Board (“Action No. 1”), as set forth in the form of amendment to our Charter (the “Reverse Split Charter Amendment”) attached to the accompanying Information Statement as Appendix A.

On July 18, 2025, the Board unanimously approved Action No. 1, and recommended Action No. 1 for approval by our stockholders. The Consenting Stockholders, who beneficially own, as of the Record Date, an aggregate of 41,041,132 shares of our Class A Common Stock and 8,290,921 shares of our Class B Common Stock, or approximately 66.9% of the voting power of our outstanding Common Stock as of the Record Date, approved Action No. 1 by written consent in lieu of a special meeting on July 28, 2025, in accordance with the DGCL and our Charter. Accordingly, your consent is not required and is not being solicited in connection with the approval of Action No. 1.

The Record Date for determining stockholders entitled to receive this Information Statement is July 28, 2025. As of the close of business on the Record Date, we had 172,070,261 shares of Common Stock outstanding and entitled to vote on the matters acted upon in the action by written consent of our Consenting Stockholders, consisting of 163,779,340 shares of Class A Common Stock and 8,290,921 shares of Class B Common Stock.

Pursuant to Section 228 of the DGCL, we are required to provide prompt notice of the taking of the corporate action described above without a meeting of stockholders to all stockholders who did not consent in writing to Action No. 1. This Information Statement serves as the notice required by Section 228 of the DGCL.

In accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), Action No. 1 will not become effective until at least 20 calendar days after we send this Information Statement to our stockholders of record as of the Record Date.

Furthermore, notwithstanding the approval provided by the Consenting Stockholders, the Board retains sole discretion to implement or abandon the Reverse Split Charter Amendment described in Action No. 1 based on its determination of whether effecting a reverse stock split is advisable and in the best interests of the Company and its stockholders.

THIS INFORMATION STATEMENT IS FIRST BEING SENT OR GIVEN ON OR ABOUT [     ], 2025 TO THE HOLDERS OF OUR COMMON STOCK AS OF JULY 28, 2025 AND IS BEING DELIVERED TO INFORM YOU OF THE CORPORATE ACTION DESCRIBED HEREIN BEFORE SUCH ACTION TAKE EFFECT IN ACCORDANCE WITH RULE 14C-2 OF THE SECURITIES EXCHANGE ACT OF 1934 (THE “EXCHANGE ACT”).

WE ARE NOT ASKING YOU FOR A PROXY, YOU ARE REQUESTED NOT TO SEND US A PROXY AND ACCORDINGLY NO PROXY CARD HAS BEEN ENCLOSED WITH THIS INFORMATION STATEMENT. EXISTING STOCKHOLDERS WILL RETAIN THEIR EXISTING COMMON STOCK.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them, and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

ACTION NO. 1

APPROVAL OF REVERSE SPLIT CHARTER AMENDMENT TO GIVE THE BOARD THE DISCRETION TO EFFECT A REVERSE STOCK SPLIT

Background

On July 18, 2025, the Board unanimously approved, and recommended that our stockholders approve, the form of Reverse Split Charter Amendment to give the Board the discretion, until October 10, 2025 to effect a reverse stock split of our Common Stock at any ratio at the Board’s discretion, from 1-for-2 to 1-for-15, with the final ratio (if any) to be determined by, and subject to final approval of, the Board (the “reverse stock split”). On July 28, 2025, resolutions authorizing the Board to file the Reverse Split Charter Amendment were approved by the Consenting Stockholders holding approximately 66.9% of the voting power our outstanding shares of Common Stock on the Record Date.

The Board will have the sole discretion, until October 10, 2025 to elect whether to effect the reverse stock split and, if so, the number of shares— ranging from 2 to 15 —which will be combined into one share of our Class A Common Stock or Class B Common Stock, as applicable. The text of the form of Reverse Split Charter Amendment, which would be filed with the Delaware Secretary of State to effect the reverse stock split, is set forth in Appendix A to this Information Statement. However, such text is subject to amendment to include such changes as may be required by the office of the Delaware Secretary of State or as the Board deems necessary and advisable to effect the reverse stock split.

If the Board elects to effect the reverse stock split, the number of issued and outstanding shares of our Class Common Stock would be reduced in accordance with a reverse split ratio selected by the Board within the range described above. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of outstanding Common Stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. We are not seeking a reduction of the authorized shares of our Common Stock in connection with the reverse stock split; therefore, if implemented, the reverse stock split will result in an effective increase in the authorized number of shares of our Common Stock available for issuance in the future.

Reasons for the Reverse Stock Split

We believe that implementing the Reverse Split Charter Amendment may provide benefits to the Company and our existing stockholders in a number of ways, including:

•

Maintaining a Listing on the NYSE. The primary purpose of the reverse stock split is to raise the per share trading price of the Company’s Class A Common Stock in order to maintain the listing of our Class A Common Stock on the New York Stock Exchange (the “NYSE”). On April 10, 2025, we received a notification letter (the “Notice”) from the NYSE indicating that the Company was not in compliance with the continued listing criteria under Section 802.01C of the NYSE Listed Company Manual (the “Listing Rule”), because the average closing price of the Company’s Class A Common Stock was less than $1.00 over a consecutive 30 trading-day period. Under the Listing Rule, the Company has six months from its receipt of the non-compliance notice to cure the deficiency and regain compliance by having a closing price of at least $1.00 per share on the last trading day of any calendar month during the six-month cure period and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month. If we do not regain compliance within the six-month cure period, our Class A Common Stock will be subject to suspension and delisting from NYSE.

The reverse stock split would decrease the total number of shares of our Class A Common Stock outstanding and should, absent other factors, proportionately increase the market price of our Class A Common Stock, which would be above $1.00 per share. Therefore, the Board believes that the reverse stock split is an effective means for us to regain compliance with the Listing Rule, however, there can be no assurance that the Company will maintain compliance with the Listing Rule or the other NYSE listing requirements.

Delisting from the NYSE may adversely affect the Company’s ability to raise additional financing through the public or private sale of equity securities, may significantly affect the ability of investors to trade in the Company’s securities and may negatively affect the value and liquidity of our Class A Common Stock. Delisting may also have other negative impacts, including potential loss of employee confidence, the loss of institutional investors or interest in business development opportunities.

•

Meeting Stock Price Requirements. We understand that many brokerage houses and institutional investors have internal policies and practices that either may prohibit them from investing in low-priced stocks or may tend to discourage individual brokers from recommending low-priced stocks to their customers or by restricting or limiting the ability to purchase such stocks on margin. In addition, we believe that a higher stock price may increase the acceptability of our Class A Common Stock to a number of long-term investors who may not find shares of our Class A Common Stock attractive at a lower market price due to the trading volatility often associated with stocks below certain prices.

Board Discretion to Implement or Abandon the Reverse Stock Split

The reverse stock split will be effected, if at all, only upon a subsequent determination by the Board that the reverse stock split is in the best interests of the Company and its stockholders at the time. Such determination will be based upon several factors, including those described in “—Reasons for the Reverse Stock Split” above. Notwithstanding approval to file the Reverse Split Charter Amendment by the Consenting Stockholders, the Board may determine, in its sole discretion and prior to the effectiveness of any filing with the Delaware Secretary of State, not to effect the reverse stock split. If the Board decides not to implement the reverse stock split before October 10, 2025, further stockholder approval would be required prior to implementing any reverse stock split.

Criteria to Be Used for Decision to Effect the Reverse Stock Split

The Board has been authorized to proceed with the reverse stock split in any ratio ranging from 1:2 to 1:15 that it selects in its sole discretion. The Board is not required to determine to proceed with the reverse stock split and may not do so. In determining whether to proceed with the reverse stock split, the Board expects to consider a number of factors, including market conditions, existing and expected bid and trading prices of our Class A Common Stock, the continued listing requirements of the NYSE, and the amount of our authorized but unissued shares of Common Stock. The Board does not intend for the reverse stock split to be the first step in a series of plans or proposals of a “going private” transaction within the meaning of Rule 13e-3 of the Exchange Act.

Action by Written Consent; No Further Vote Required

Pursuant to Section 228 of the DGCL and in accordance with our Charter, prior to the date on which the issued and outstanding shares of Class B Common Stock represents less than 50% of the total voting power of the then outstanding shares of capital stock of the Company that would then be entitled to vote in the election of directors at an annual meeting of stockholders (the “Voting Threshold Date”), any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of the outstanding Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The Company elected to obtain stockholder approval of the resolutions to file the Reverse Split Charter Amendment by written consent of the Consenting Stockholders, which, in accordance with our Charter, required the affirmative approval of two-thirds (2/3) of the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class. As the requisite stockholder approval of the resolutions to file for the Reverse Split Charter Amendment has been received, all corporate approvals by or on behalf of the Company required for the approval of the Reverse Split Charter Amendment have been obtained and no further votes are needed.

Effects of the Reverse Stock Split

If the reverse stock split is effected by the Board, each stockholder will own a reduced number of shares of our Common Stock. This would affect all of our stockholders uniformly and would not affect any stockholder’s respective percentage ownership in the Company, except to the extent that the reverse stock split results in a stockholder owning a fractional share as described below. The number of stockholders of record would not be affected by the reverse stock split, except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the reverse stock split.

Proportionate voting rights and other rights of the holders of our Common Stock generally will not be affected by the reverse stock split (other than as a result of the payment of cash in lieu of fractional shares as described below). For example, a holder of 5% of the voting power of our outstanding shares of Common Stock immediately prior to the reverse stock split would continue to hold 5% of the voting power of our outstanding shares of Common Stock after the reverse stock split.

The table below provides examples of a Reverse Stock Split at various ratios between 1-for-2 and 1-for-15:

Shares Outstanding as of July 18, 2025	Reverse Stock Split Ratio	Shares Outstanding After Reverse Stock Split	Reduction in Shares Outstanding
170,197,345	1-for-2	85,098,672	85,098,673
170,197,345	1-for-5	34,039,469	136,157,876
170,197,345	1-for-10	17,019,734	153,177,611
170,197,345	1-for-15	11,346,489	158,850,856

In addition, because the number of our issued and outstanding shares of Common Stock would decrease following the reverse stock split without any reduction in the number of authorized shares of our Common Stock, the number of shares available for issuance by us in the future would effectively increase as a result of the reverse stock split. These additional shares would be available for issuance from time to time for a variety of general corporate purposes as the Board may determine to be in the best interest of the Company and its stockholders from time to time.

The increase in the number of shares of Common Stock available for issuance could have an anti-takeover effect. The additional shares could be issued to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company or could be issued to persons allied with the Board or management and, thereby, have the effect of making it more difficult to remove directors or members of management by diluting the stock ownership or voting rights of persons seeking to effect such a removal.

As of July 18, 2025, the Company has (i) 24,087,362 shares of Class A Common Stock subject to outstanding stock and option awards, (ii) 15,557,664 outstanding warrants convertible into 24,334,210 shares of Class A Common Stock and (iii) shares of Class A Common Stock subject to issuance pursuant to the terms of certain convertible notes. Under the terms of the various instruments governing our outstanding stock awards, option awards, warrants and convertible notes, the reverse stock split will effect a reduction in the number of shares of our Class A Common Stock issuable upon the vesting of our stock awards, exercise of option awards and warrants, or upon conversion of convertible notes, in proportion to the reverse split ratio of the reverse stock split. The reverse stock split will effect a proportionate increase in the exercise price of our outstanding stock options and warrants, and the conversion price of certain of our convertible notes. In connection with the reverse stock split, the number of shares of Class A Common Stock issuable upon exercise or conversion of outstanding stock awards, option awards, warrants or convertible notes will be rounded down to the nearest whole share and no cash payment will be made in respect of such rounding, except with respect to holders of certain warrants, pursuant to which such holders will additionally be paid cash (without interest or deduction) in lieu of such fractional share interests.

After the reverse stock split is effected, if at all, we will continue to be subject to the periodic reporting requirements of the Exchange Act. By itself, the reverse stock split will not have any impact on the market in which our Class A Common Stock is traded; however, our Class A Common Stock will be identified with a new CUSIP number following any reverse stock split.

Certain Risks and Potential Disadvantages Associated with the Reverse Stock Split

The effect of the reverse stock split upon the market price for our Class A Common Stock cannot be accurately predicted, and the history of similar stock split combinations for companies in like circumstances is varied. In particular, there is no assurance that the price per share of our Class A Common Stock after the reverse stock split is implemented will be 2 to 15 times, as applicable, the price per share of our Class A Common Stock immediately prior to the reverse stock split. Furthermore, there can be no assurance that the market price of our Class A Common Stock immediately after the reverse stock split will be maintained for any period of time. Even if an increased share price can be maintained, the reverse stock split may not achieve the other desired results which have been outlined above. In particular, we cannot assure you that the reverse stock split will increase our stock price and have the desired effect of maintaining compliance with the continued listing requirements of the NYSE. Moreover, because some investors may view a reverse stock split negatively, there can be no assurance that the Reverse Split Charter Amendment will not adversely impact the market price of our common stock or, alternatively, that the market price following the reverse stock split will either exceed or remain in excess of the current market price.

In addition, although we believe the reverse stock split may enhance the desirability of our Class A Common Stock to certain potential investors, we cannot assure you that, if implemented, our Class A Common Stock will be more attractive to institutional and other long term investors or that the liquidity of our Class A Common Stock will increase. In particular, because there would be a reduced number of shares outstanding after the reverse stock split, implementation of the reverse stock split may lead to reduced trading, increased sales by retail investors and/or a smaller number of market makers for our Class A Common Stock, thereby decreasing liquidity of the Class A Common Stock.

If the reverse stock split is implemented, some stockholders may consequently own less than one hundred shares of our Common Stock. A purchase or sale of less than one hundred shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than one hundred shares following the reverse stock split may be required to pay modestly higher transaction costs should they then determine to sell their shares in the Company.

Effective Date

If the Board elects to proceed with the reverse stock split in one of the approved ratios, the reverse stock split would become effective on the date of the filing (the “Reverse Stock Split Effective Time”) of the Reverse Split Charter Amendment with the office of the Delaware Secretary of State, which will be no earlier than 20 calendar days after we send this Information Statement to our stockholders of record as of the Record Date. Except as explained below with respect to fractional shares, at the Reverse Stock Split Effective Time, all shares of Common Stock issued and outstanding immediately prior thereto will be automatically combined and converted into new shares of our Class A Common Stock or Class B Common Stock, as applicable, in accordance with the reverse stock split ratio determined by the Board among the approved ratios described above. If the Board decides not to implement the Reverse Split Charter Amendment before October 10, 2025, further stockholder approval would be required prior to implementing any reverse stock split.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates, if Applicable

Overview

If the Board elects to proceed with the reverse stock split within the previously approved range, the Company will issue, at least three (3) business days in advance of the Reverse Stock Split Effective Time, a press release announcing the reverse stock split, the final ratio approved by the Board, and the Reverse Stock Split Effective Time. The press release may contain additional information regarding any procedures that stockholders will need to follow in connection with the reverse stock split.

Within four (4) business days following the Reverse Stock Split Effective Time, the Company will file a Current Report on Form 8-K announcing that the Reverse Split Charter Amendment has been filed with the Delaware Secretary of State. In addition, as soon as practicable after the Reverse Stock Split Effective Time, stockholders of record will be notified by our transfer agent that the reverse stock split has been effected.

Shares Held in Book-Entry Form

Our registered holders of Common Stock may hold some or all of their shares of Common Stock electronically in book-entry form with our transfer agent. Unless the Company makes a subsequent public disclosure to the contrary at the time of approving any reverse stock split, if you hold shares of Common Stock in book-entry form, you will not need to take any action to receive post-reverse stock split shares of our Common Stock. As soon as practicable after the Reverse Stock Split Effective Time, our transfer agent will send to your registered address a statement of ownership indicating the number of post-reverse stock split shares of Common Stock you hold. If applicable, a check representing a cash payment in lieu of fractional shares will also be enclosed with the statement (see “Fractional Shares” below).

Fractional Shares

No fractional shares shall be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares of our Common Stock will be entitled to receive cash (without interest or deduction) in lieu of such fractional share interests, in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by our transfer agent of all fractional shares otherwise issuable.

As of the Record Date, there were approximately 305 stockholders of record of our Common Stock. If the Board elects to implement the reverse stock split, we do not expect that cashing out fractional stockholders would significantly reduce the number of stockholders of record.

Accounting Matters

The proposed Reverse Split Charter Amendment will not affect the par value of our Common Stock per share, which will remain $0.0001 par value per share; however, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately with the reverse stock split, if implemented. Any reduction in stated capital will be added to additional paid in capital, the net effect of which is that stockholders’ equity will remain unchanged. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material U.S. federal income tax consequences to our stockholders as a result of the reverse stock split, if implemented. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authorities and current administrative rulings and practices as in effect on the date of this Information Statement. Changes to the laws or differing interpretations could alter the tax consequences described below, possibly with retroactive effect. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of the reverse stock split and there can be no assurance that the IRS will agree with the conclusions reached herein. This summary is limited to stockholders that are U.S. holders, as defined below, and that hold our Common Stock as a capital asset (generally, property held for investment).

This summary is for general information only and does not address all U.S. federal income tax considerations that may be applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, such as, for example, brokers and dealers in securities, currencies or commodities, banks and financial institutions, regulated investment companies, real estate investment trusts, expatriates, tax-exempt entities, governmental organizations, traders in securities that elect to use a mark-to-market method of accounting for their securities, certain former citizens or long-term residents of the U.S., insurance companies, persons holding shares of our Common Stock as part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell shares of our Common Stock under the constructive sale provisions of the Code, persons that hold more than 5% of our Common Stock, persons that hold our Common Stock in an individual retirement account, 401(k) plan or similar tax-favored account or partnerships or other pass-through entities for U.S. federal income tax purposes and investors in such entities.

This summary does not address any U.S. federal tax consequences other than U.S. federal income tax consequences (such as estate or gift tax consequences), the Medicare tax on net investment income, the alternative minimum tax or any U.S. state, local or foreign tax consequences. This summary also does not address any U.S. federal income tax considerations relating to any other transaction other than the Reverse Stock Split.

For purposes of this summary, a “U.S. holder” means a beneficial owner of our Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) it is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity (or arrangement) classified as a partnership for U.S. federal income tax purposes holds shares of our Common Stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If a holder of our Common Stock is a partner of a partnership holding shares of our Common Stock, such holder should consult his or her own tax advisor.

THIS SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION AS WELL AS ANY TAX CONSIDERATIONS ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (SUCH AS THE ESTATE OR GIFT TAX LAWS) OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY).

The Reverse Stock Split is intended to be treated as a recapitalization for U.S. federal income tax purposes. Assuming the Reverse Stock Split qualifies as a recapitalization, except as described below with respect to cash received in lieu of a fractional share, a U.S. holder will not recognize any gain or loss for U.S. federal income tax purposes upon the Reverse Stock Split. In the aggregate, a U.S. holder’s tax basis in the Common Stock received pursuant to the Reverse Stock Split (excluding the portion of the tax basis that is allocable to any fractional share) will equal the U.S. holder’s tax basis in its Common Stock surrendered in the Reverse Stock Split in exchange therefor, and the holding period of the U.S. holder’s Common Stock received pursuant to the Reverse Stock Split will include the holding period of the Common Stock surrendered in the Reverse Stock Split in exchange therefor.

In general, a U.S. holder who receives a cash payment in lieu of a fractional share will recognize capital gain or loss equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s tax basis of the Common Stock surrendered in the Reverse Stock Split that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period in its Common Stock surrendered in the Reverse Stock Split is more than one year as of the date of the Reverse Stock Split. The deductibility of net capital losses by individuals and corporations is subject to limitations. Depending on a stockholder’s individual facts and circumstances, it is possible that cash received in lieu of a fractional share could be treated as a distribution under Section 301 of the Code, so stockholders should consult their own tax advisors as to that possibility and the resulting tax consequences to them in that event.

U.S. holders that have acquired different blocks of our Common Stock at different times or at different prices are urged to consult their own tax advisors regarding the allocation of their aggregated adjusted basis among, and the holding period of, our Common Stock.

Information returns generally will be required to be filed with the IRS with respect to the payment of cash in lieu of a fractional share made pursuant to the Reverse Stock Split unless such U.S. holder is an exempt recipient and timely and properly establishes with the applicable withholding agent the exemption. In addition, payments of cash in lieu of a fractional share made pursuant to the Reverse Stock Split may, under certain circumstances, be subject to backup withholding, unless a U.S. holder timely provides to the applicable withholding agent proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not additional tax and may be refunded or credited against the U.S. holder’s U.S. federal income tax liability, provided that the U.S. holder timely furnishes the required information to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Dissenter’s Rights

None of the DGCL, our Charter or our Bylaws provides holders of our Common Stock with dissenters’ or appraisal rights in connection with the Reverse Split Charter Amendment, if the Board elects to proceed with the reverse stock split in one of the approved ratios, or the resulting reverse stock split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information, as of July 18, 2025, concerning the beneficial ownership of our Common Stock by: (i) each person we know to be the beneficial owner of more than five percent (5%) of our Common Stock; (ii) each of our current directors; (iii) each of our named executive officers; and (iv) all current directors and executive officers as a group. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our Common Stock is based on 170,197,345 shares of our Common Stock issued and outstanding as of July 18, 2025, which consists of 161,906,424 shares of Class A Common Stock and 8,290,921 shares of Class B Common Stock.

Unless otherwise indicated in the footnotes to the table below, and subject to applicable community property laws, the Company believes that all persons named in the table below have sole voting and investment power with respect to their beneficially owned shares of Common Stock.

	Class A Common Stock	Class B Common Stock	% of Total Common Stock	% of Total Voting Power(1)
Directors and Named Executive Officers of FiscalNote(2)
Timothy Hwang(3)	4,849,676	7,108,623	6.9%	48.9%
Gerald Yao(4)	236,035	1,182,298	*	8.1%
Michael J. Callahan(5)	333,665	—	*	*
Key Compton(6)	459,813	—	*	*
Manoj Jain(7)	43,332,280	—	23.5%	11.3%
Keith Nilsson(8)	10,494,984	—	6.2%	2.8%
Anna Sedgley(9)	331,245	—	*	*
Brandon Sweeney(10)	460,940	—	*	*
Josh Resnik(11)	905,974	—	*	*
Jon Slabaugh(12)	489,803	—	*	*
All Directors and Executive Officers of FiscalNote as a Group (11 Individuals)	62,084,884	8,290,921	37.2%	69.4%

5% Beneficial Owners of FiscalNote
Sponsor, Maso Capital Investments Limited, Blackwell Partners LLC – Series A and Star V Partners, LLC(13)	43,056,588	—	23.4%	11.2%

*	Represents less than 1%
(1)

Percentage of total voting power represents voting power with respect to all shares of our Class A Common Stock and our Class B Common Stock, as a single class. Each share of our Class B Common Stock is entitled to 25 votes and each share of our Class A Common Stock is be entitled to one vote.

(2)	Unless indicated otherwise, the business address of each of these stockholders is 1201 Pennsylvania Avenue NW, 6th Floor, Washington, D.C. 20004.
(3)

Reflects (i) 1,210,254 shares of Class A Common Stock held by Timothy T. Hwang, as Trustee of the Timothy T. Hwang Revocable Trust, originally dated January 10, 2019 (“Hwang Trust”), over which Mr. Hwang has sole voting and dispositive power; (ii) 7,108,623 shares of Class B Common Stock held by Timothy T. Hwang, as Trustee of the Hwang Trust, over which Mr. Hwang has sole voting and dispositive power; (iii) 49,318 shares of Class A Common Stock held by Mr. Hwang; (iv) 3,351,690 shares of Class A Common Stock over which the Hwang Trust has the right to acquire sole voting and dispositive power upon the exercise of options exercisable as of or within 60 days; and (v) 238,414 shares of Class A Common

Stock over which the Hwang Trust has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days.
(4)

Reflects (i) 97,153 shares of Class A Common Stock held by the Gerald Yao Revocable Trust, dated January 10, 2019 (“Yao Trust”), over which Mr. Yao is trustee and in such capacity holds sole voting and dispositive power; (ii) 1,113,993 shares of Class B Common Stock held by the Yao Trust, over which Mr. Yao is trustee and in such capacity holds sole voting and dispositive power; (iii) 68,305 shares of Class B Common Stock held by Mr. Yao; (iv) 137,632 shares of Class A Common Stock over which the Yao Trust has the right to acquire sole voting and dispositive power upon the exercise of options exercisable as of or within 60 days; and (v) 1,250 shares of Class A Common Stock over which the Yao Trust has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days.

(5)

Reflects (i) 274,315 shares of Class A Common Stock held by Mr. Callahan; and (ii) 59,350 shares of Class A Common Stock over which Mr. Callahan has the right to acquire sole voting and dispositive power upon the exercise of options exercisable as of or within 60 days.

(6)

Reflects (i) 274,315 shares of Class A Common Stock held by Mr. Compton; (ii) 184,032 shares of Class A Common Stock beneficially owned by Global Public Offering Master Fund, L.P. (“GPO Master Fund”); and (iii) 1,466 shares of Class A Common Stock beneficially owned by Urgent Capital LLC (“Urgent Capital”). Global Public Offering Fund GP, LLC (“GPO Fund”) is the general partner of GPO Master Fund. Mr. Compton is a managing director of Urgent International Inc. (“Urgent”), which is the owner and operator of GPO Master Fund and its affiliated entities and the investment advisor for GPO Master Fund and the owner and operator of Urgent Capital. As such, Mr. Compton may be deemed to have voting and dispositive power over the shares held by GPO Master Fund and Urgent Capital. The address for GPO Master Fund and Urgent Capital is c/o Urgent International Inc., 420 Lexington Avenue, Suite 1402, New York, New York 10170.

(7)	Reflects 275,692 shares of Class A Common Stock held by Mr. Jain and (ii) shares of Class A Common Stock held by affiliates described in footnote (13) below.
(8)

Reflects (i) 748,877 shares of Class A Common Stock held by Mr. Nilsson; (ii) 2,123,156 shares of Class A Common Stock beneficially owned by Xplorer Capital Fund III L.P. (“Xplorer”); (iii) 2,250,000 shares of Class A Common Stock beneficially owned by XC FiscalNote-B, LLC (“XC-B”); (iv) 301,585 shares of Class A Common Stock beneficially owned by Xplorer Capital (“Capital”); (v) 4,752,782 shares of Class A Common Stock beneficially owned by Xplorer Capital Continuation Fund I, LLC (“XC Continuation I”); and (vi) 318,584 shares of Class A Common Stock beneficially owned by XC FiscalNote-C, LLC (“XC-C”). Mr. Nilsson is managing partner of Xplorer and Capital and may be deemed to have voting and dispositive power over the shares held by Xplorer and Capital. Mr. Nilsson is managing director of XC-A, XC-B XC-C, and XC Continuation I and may be deemed to have voting and dispositive power over the shares. The address for each of these entities is 1300 El Camino Real, Suite 100, Menlo Park, California 94025.

(9)	Reflects 331,245 shares of Class A Common Stock held by Ms. Sedgley.
(10)

Reflects (i) 401,590 shares of Class A Common Stock held by Mr. Sweeney; and (ii) 59,350 shares of Class A Common Stock over which Mr. Sweeney has the right to acquire sole voting and dispositive power upon the exercise of options exercisable as of or within 60 days.

(11)

Reflects (i) 414,231 shares of Class A Common Stock held by Mr. Resnik; (ii) 472,297 shares of Class A Common Stock over which Mr. Resnik has the right to acquire sole voting and dispositive power upon the exercise of options exercisable as of or within 60 days; and (iii) 19,446 shares of Class A Common Stock over which Mr. Resnik has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days.

(12)

Reflects (i) 208,132 shares of Class A Common Stock held by Mr. Slabaugh; and (ii) 281,671 shares of Class A Common Stock over which Mr. Slabaugh has the right to acquire sole voting and dispositive power upon the exercise of options exercisable as of or within 60 days.

(13)

Of the 43,056,588 shares of Class A Common Stock, 606,250 shares of Class A Common Stock are held by Duddell Street Holdings Limited (the “Sponsor”), 6,053,706 shares of Class A Common Stock, of which 2,603,386 are issuable upon exercise of warrants within 60 days, are held by Maso Capital Investments Limited (the “MCIL”), 26,075,545 shares of Class A Common Stock, of which 8,220,771 are issuable upon exercise of warrants within 60 days, are held by Blackwell Partners LLC-Series A (“BW”) and 10,321,087 shares of Class A Common Stock, of which 3,318,700 are issuable upon exercise of warrants within 60 days, are held by Star V Partners LLC (“SV”). Maso Capital Offshore Limited (“MCOL”) is the sole member and manager of the Sponsor and has voting and investment discretion with respect to the common shares held of records by the Sponsor. Maso Capital Partners Limited (“MCPL”) is the investment manager of each of MCIL, BW and SV and has voting and investment discretion with respect to the common shares held of record by those entities. Manoj Jain, Sohit Khurana and Allan Finnerty are the directors of MCOL and Manoj Jain and Sohit Khurana are the directors of MCPL, and may be deemed to have shared voting and dispositive power over the shares. Each such person disclaims any beneficial ownership of such shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Accordingly, all of the shares held by our Sponsor may be deemed to be beneficially held by Maso Capital Offshore Limited. With the exception of BW and SV, the business address of each of these stockholders is 8/F Printing House, 6 Duddell Street, Hong Kong. The business address of BW is 280 South Magnum Street, Suite 210, Durham, North Carolina 27701. The business address of SV is 2100 West End Ave., Suite 1000, Nashville, Tennessee 37203.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement and other documents referenced herein contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “anticipate,” “expect,” “believe,” “goal,” “plan,” “intend,” “estimate,” “may,” “will,” and similar expressions and variations thereof are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Those statements appear in this Information Statement and the documents referenced herein and include statements regarding the intent, belief or current expectations of the Company and management that are subject to known and unknown risks, uncertainties and assumptions and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed in or implied by such forward-looking statements. More information about the risks we face is described under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ending December 31, 2024 (the “Annual Report”) and any subsequently filed Quarterly Report on Form 10-Q (“Quarterly Reports”).

This Information Statement also contains statements that are based on the Board’s and management’s current expectations and beliefs, including statements about the action to be taken by the Board in response to the stockholder approval of Action No. 1, the manner in which the Reverse Split Charter Amendment will be effected, the timing of the reverse stock split, and the expected effects of the reverse stock split, if implemented.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur or may not occur within the anticipated time frame and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events or otherwise.

HOUSEHOLDING

In some cases, only one copy of the Information Statement is being delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will promptly deliver a separate copy of this document to a stockholder at a shared address to which a single copy has been delivered. A stockholder can notify the Company at the address indicated below if the stockholder wishes to receive separate copies in the future. In addition, stockholders sharing an address who are currently receiving multiple copies may also notify the Company at such address if they wish to receive only a single copy. Direct your written request to FiscalNote Holdings, Inc., 1201 Pennsylvania Avenue, N.W., 6th Floor, Washington, D.C. 20004 or contact the Company by phone at (202) 793-5300.

WHERE YOU CAN FIND MORE INFORMATION

As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and other information with the SEC. As an electronic filer, our public filings are maintained on the SEC’s website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. In addition, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC. The address of our website is www.fiscalnote.com.

We will provide, upon request and without charge, to each stockholder receiving this Information Statement a copy of the Annual Report and our Quarterly Reports for the subsequent periods, in each case, including the financial statements and financial statement schedule information included therein, as filed with the SEC and any other documents filed with the SEC. You are encouraged to review the Annual Report and Quarterly Reports together with any subsequent information we filed or will file with the SEC and other publicly available information. A copy of any public filing is also available, at no charge, by contacting FiscalNote Holdings, Inc., 1201 Pennsylvania Avenue, N.W., 6th Floor, Washington, D.C. 20004.

This Information Statement has been approved by the Board and is being mailed or delivered to stockholders by its authority.

By order of the Board of Directors,

/s/ Todd Aman
Todd Aman
Senior Vice President, General Counsel and Secretary
[ ], 2025

APPENDIX A

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

FISCALNOTE HOLDINGS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

FiscalNote Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.

On July 28, 2025, certain stockholders of the Corporation holding at least a majority of the Corporation’s outstanding voting capital stock, including approximately 25.1% of the Corporation’s outstanding Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), and 100% of the Corporation’s Class B common stock, $0.0001 par value per share (the “Class B Common Stock”), or approximately 66.9% of the voting power of the Corporation’s outstanding voting capital stock approved the amendment to Article Fourth (the “Charter Amendment”) of the Corporation’s Certificate of Incorporation (the “Charter”), as set forth below, by written consent.

2.

On July 18, 2025, a resolution was duly adopted by the Corporation’s Board of Directors, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth the Charter Amendment and declaring said Charter Amendment to be advisable.

3.	The Charter Amendment is as follows:

A new paragraph (12) will be added to Article FOURTH Section A. of the Charter as follows:

“12. Reverse Stock Split. Effective as of 4:30 p.m., Eastern Time, on [    ], 2025 (the “Effective Time”), each [    ] shares of then outstanding Class A Common Stock and each [    ] shares of then outstanding Class B Common Stock (together with the Class A Common Stock, the “Old Common Stock”) shall automatically, without any action on the part of the holders thereof or the Corporation, be combined into one (1) validly issued, fully paid, and non-assessable share of Class A Common Stock (the “New Class A Common Stock”) or one (1) validly issued, fully paid, and non-assessable share of Class B Common Stock (together with the New Class A Common Stock, the “New Common Stock”), as applicable (the “Reverse Stock Split”). No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive a fractional share due to holding a number of shares not evenly divisible by the exchange ratio within the specified range will have the number of new shares to which they are entitled rounded down to the nearest whole number of shares. Stockholders who otherwise would be entitled to receive fractional shares of our New Common Stock will be entitled to receive cash (without interest or deduction) in lieu of such fractional share interests, in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale of all fractional shares otherwise issuable.

4.	The Charter Amendment was duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[Signature Page to Follow]

A-1

IN WITNESS WHEREOF, the Company has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its this [    ] day of [    ], 2025.

FiscalNote Holdings, Inc.

By:
Name:
Title:

A-2